Fidelity Bond Coverage

Underwriter:     Continental Casualty Company
Period for which premiums have been paid: From 12:01 a.m. on 8/19/2013 to 12:01 a.m. on 8/19/2014.

Policy Number:  169906855

Company	Coverage	Premium*
SEI Insurance Products Trust	$40,000,000	$0